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                                                                    EXHIBIT 99.1

                         LA JOLLA PHARMACEUTICAL COMPANY
                  REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

SAN DIEGO, NOVEMBER 4, 2004 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC) reported a net loss for the third quarter ended September 30, 2004 of $12.8 million, or $0.21 per share (on 61.3 million weighted average shares), compared to a net loss of $6.9 million, or $0.15 per share (on 47.1 million weighted average shares), for the third quarter of 2003. The net loss for the nine months ended September 30, 2004 was $29.6 million, or $0.50 per share (on 59.1 million weighted average shares), compared to a net loss of $30.4 million, or $0.69 per share (on 44.1 million weighted average shares), for the same period in 2003.

Research and development expenses increased to $10.7 million for the three months ended September 30, 2004 from $5.6 million for the same period in 2003 primarily due to the purchase of a large amount of raw materials, which the Company expects to use in the production of validation lots of Riquent(R) in 2004. The Company expects to use the validation lots in connection with the submission of the Marketing Authorization Application in Europe, and for other purposes, including the Company's ongoing clinical trial.

Research and development expenses decreased to $24.3 million for the nine months ended September 30, 2004 from $26.0 million for the same period in 2003 primarily due to decreases in costs incurred for clinical studies of Riquent, including the open-label follow-on clinical trial which was closed in April 2003 and the unblinding and analysis of the data from the Phase 3 trial of Riquent in the first quarter of 2003. These decreases were partially offset by the increase in expenses noted above during the third quarter.

Cash, cash equivalents and short-term investments as of September 30, 2004 were $35.2 million compared to $32.1 million as of December 31, 2003.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis, miscarriage and other thrombotic events, and is in the early stage of developing small molecules to treat various other autoimmune and inflammatory conditions. The Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking

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statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus"), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis ("thrombosis"), including the results of any trials that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to the secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any additional trial or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: our clear need for additional financing; obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary FDA inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2003, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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LA JOLLA PHARMACEUTICAL COMPANY
  CONDENSED FINANCIAL STATEMENTS (IN THOUSANDS EXCEPT PER SHARE DATA)

SUMMARY OF OPERATIONS
---------------------
                                                                  THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                                     SEPTEMBER 30,                         SEPTEMBER 30,
                                                                     (UNAUDITED)                            (UNAUDITED)
                                                               2004               2003                  2004           2003
                                                             --------------------------               -----------------------
Research and development expense                             $ 10,656          $  5,633               $ 24,268       $ 25,970
General and administrative expense                              2,280             1,413                  5,452          4,812
                                                             --------          --------               --------       --------
    Total expenses                                             12,936             7,046                 29,720         30,782

                                                             --------          --------               --------       --------
Loss from operations                                          (12,936)           (7,046)               (29,720)       (30,782)

Interest income, net                                              104               112                    145            384
                                                             --------          --------               --------       --------
Net loss                                                     $(12,832)         $ (6,934)              $(29,575)      $(30,398)
                                                             ========          ========               ========       ========

Basic and diluted net loss per share                         $  (0.21)         $  (0.15)              $  (0.50)      $  (0.69)

Shares used in computing basic and diluted net loss
per share                                                      61,310            47,089                 59,135         44,063


BALANCE SHEET INFORMATION
-------------------------
                                                                                SEPTEMBER 30,          DECEMBER 31,
                                                                                    2004                   2003
                                                                                -------------          ------------
                                                                                 (UNAUDITED)
ASSETS
Cash, cash equivalents, and short-term investments                                 $35,207               $32,133

Other assets                                                                        10,196                 9,811

                                                                                   -------               -------
     Total assets                                                                  $45,403               $41,944
                                                                                   =======               =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                                                        $ 8,621               $ 5,517

Stockholders' equity                                                                36,782                36,427

                                                                                   -------               -------
     Total liabilities and stockholders' equity                                    $45,403               $41,944
                                                                                   =======               =======